Exhibit 99.3

Applied Energetics Announces Agreement to Acquire Applied Optical Sciences

GlobeNewswire•May 29, 2019

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●	Enhances Applied Energetics’ Technology and Intellectual Property Portfolio

●	Complementary Solutions Broaden Position in High Growth Markets

●	Strengthens Scientific and Engineering Team

●	Expands Role of Applied Energetics Innovative Co-Founder, Dr. Stephen McCahon

Tucson, AZ, May 29, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Applied Energetics, Inc. (AERG) is pleased to announce that it has acquired Applied Optical Sciences, Inc. (“AOS”), an innovator in developing technologies and intellectual property related to the application of optical physics in a broad range of areas, including photonics and advanced Ultra-short Pulse (“USP”) laser development. Terms of the transaction, which is anticipated to close within the next 30 days, were not disclosed.

Founded by Dr. Stephen McCahon in April 2010, AOS is a privately held corporation located in Tucson, Arizona. Dr. McCahon is also an original co-founder of Applied Energetics and will serve as its Chief Scientist and full-time consultant to Applied Energetics.

The AOS acquisition is expected to further create a highly focused and futuristic advanced high-performance technology company. The Applied Energetics/AOS combined company will operate with an expanded reach and scale, with emphasis in areas involving highly innovative and rapidly growing segments complementary to the U.S. Department of Defense; as AOS is currently under separate co-development contracts with two defense contractors involving specific areas of directed energy and advanced optical physics-based technologies. Applied Energetics and its related directed energy technologies are protected by 25 patents, with an additional 11 U.S. patent applications protected under secrecy orders of the U.S. government.

Gregory J. Quarles, Ph.D., President and Chief Executive Officer of Applied Energetics, commented, “The acquisition of AOS will bring to Applied Energetics additional capabilities in the rapidly growing area of ultra-short pulse lasers along with other advanced technology opportunities. Together, Applied Energetics and AOS can significantly increase the value we bring to our business, creating a better-positioned company with world class innovation and a comprehensive advanced technology platform.”

Dr. Quarles continued, “In addition to increasing our know-how and strengthening our IP portfolio, AOS significantly enhances our talent with the addition of Dr. McCahon and his scientific team.  His deep industry, engineering and business expertise and knowledge of all that we have developed at Applied Energetics will be invaluable to our customers and shareholders.”

Dr. Stephen McCahon, founder and Chief Executive Officer of AOS, remarked, "We at AOS are excited to become part of Applied Energetics, which has vast expertise in advanced high-performance lasers, a strong patent portfolio and proprietary techniques relating to lasers and high voltage electronics. AOS’s network of complementary technologies and key intellectual property will enable Applied Energetics to expand its combined business beyond what either company could have achieved as a stand-alone. Together we can accelerate innovation and provide additional technology solutions for both existing and rapidly emerging high growth applications."

Dr. McCahon has been a scientific researcher, technology developer, and entrepreneur for over 30 years. He has co-authored more than 50 scientific publications and has more than 30 patents issued, patents pending, or invention disclosures in preparation for patent submission. He was a Member of the Research Staff in the Optical Physics Department at the Hughes Research Laboratory in Malibu, California from 1986 to 1996 performing basic research in the area of optical physics and non-linear optical materials. From 1996 to 2001, he was involved primarily in new business development for Raytheon Missile Systems Co, in Tucson, Arizona, during which time he was significantly responsible for the successful creation of Raytheon’s Directed Energy Weapons Product Line and served as its Chief Scientist. In 2002, Dr. McCahon left Raytheon to co-found Applied Energetics as its Chief Technology Officer and Chief Scientist. Dr McCahon led Applied Energetics’ breakthrough technology development of Laser Guided Energy and related technologies that are now held within their highly unique and classified intellectual property portfolio. In April 2010, Dr. McCahon left Applied Energetics to form Applied Optical Sciences.

Dr. McCahon holds a Ph.D. in Photonics from the University of Iowa, and a MSEE and BSEE from the University of Southern California.

Click here to view downloadable resources, management bios, the company’s investor presentation, and more.

ABOUT APPLIED ENERGETICS INC.

Applied Energetics, Inc., “AE” based in Tucson, Arizona, specializes in development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGE) technology and related solutions for commercial, defense and security applications, and are protected by 25 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s GSPA’s are held under secrecy orders of the US government and allow AE greatly extended protection rights.
For more information, visit www.aergs.com

ABOUT APPLIED OPTICAL SCIENCES INC.

Applied Optical Sciences, Inc. is a privately held corporation located in Tucson, Arizona. It was founded in April 2010 to perform advanced research and development of photonic devices and their applications.

FORWARD LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as "may", "believe", "will", "expect", "project", "anticipate", “estimates", "plans", "strategy", "target", "prospects" or "continue", and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:
Cameron Associates, Inc.
Investor Relations - Kevin McGrath, Managing Director
T: 212-245-4577
kevin@cameronassoc.com